Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Forum Energy Technologies, Inc. of our report dated August 26, 2011, related to the financial statements of Davis Lynch, Inc. as of December 31, 2010 and for each of two years in the period ended December 31, 2010, which appear in such Registration Statement on Form S-1 (No. 333-176603). We also consent to the reference to us under the heading “Experts” in such Registration Statement on Form S-1 (No. 333-176603) that is incorporated by reference in this Registration Statement.

/s/ UHY LLP

Houston, Texas

April 11, 2012